EX-FILING FEES

Calculation of Filing Fee Tables

SC TO-I/A

(Form Type)

BlackRock Multi-Sector Opportunities Trust II

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Transaction Valuation	Fee rate	Amount of Filing Fee

Fees to Be Paid	—	0.0001102%	—

Fees Previously Paid	$4,162,670.40(1)		$458.73(2)

Total Transaction Valuation	$4,162,670.40(1)

Total Fees Due for Filing			$458.73

Total Fees Previously Paid			$458.73

Total Fee Offsets			—

Net Fee Due			$0

(1)

The transaction value is calculated as the aggregate maximum purchase price for Shares that could be purchased, based upon the net asset value of the Trust as of April 3, 2023. The fee of $458.73 was paid in connection with the filing of the Schedule TO by BlackRock Multi-Sector Opportunities Trust II (File No. 005-91550) on April 10, 2023 (the “Schedule TO”). This Amendment No. 1 to the Schedule TO is being filed to amend and supplement certain information contained in the Schedule TO and to file additional exhibits to the Schedule TO.

(2)	Calculated at $110.20 per $1,000,000 of the transaction value.